Exhibit 99.1


PRESS RELEASE
FOR IMMEDIATE RELEASE

Company Contact:      Michael Garnreiter        602) 852-9000
                      Chief Financial Officer   E-mail:  Michaelg@mstreetinc.com

MAIN STREET RESTAURANT GROUP, INC.
Announces new $45 million Credit Facility

PHOENIX, ARIZONA, November 1, 2005---MAIN STREET RESTAURANT GROUP, INC. (NASDAQ symbol: MAIN), the world's largest franchisee of T.G.I. Friday's restaurants, the owner and operator of the Bamboo Club - Asian Bistro, the Redfish Seafood Grill and Bar restaurant concepts and operator of one Alice Cooper'stown restaurant, today announced it has consummated a new $45 million credit facility.

On October 31, 2005 the Company consummated a $45 million credit facility consisting of a $25 million term loan and a $20 million revolving line of credit. Under the terms of the credit facility, proceeds from the $25 million term loan plus approximately $5.5 million of the Company's cash were used to repay existing debt, reducing the Company's overall debt level to just under $40 million. The $20 million revolving line of credit will provide future flexibility for new restaurant development and T.G.I. Friday's remodel initiatives. The Company will record a charge of $1.9 million in the fourth quarter for prepayment penalties on the debt refinanced, the write-off of prior deferred financing costs, and the negative value of debt-related interest rate swaps.

Michael Garnreiter, Chief Financial Officer said, "We are very excited about this transaction. The combination of the April 2005 equity infusion, along with our new credit facility, has significantly strengthened our balance sheet and provides us with greater flexibility at a lower interest cost. While operating cash flow was sufficient to fund most, if not all, of our capital needs for the next year, our stronger balance sheet will allow us to be even more aggressive with our T.G.I. Friday's new restaurant development and remodel program."

The Company expects to file a copy of the new credit facility agreement with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K on or before November 4, 2005.

MAIN STREET RESTAURANT GROUP, INC. is the world's largest franchisee of T.G.I. Friday's restaurants, operating 54 T.G.I. Friday's, 11 Bamboo Club - Asian
Bistros, four Redfish Seafood Grill and Bar, and one Alice Cooper'stown restaurants.


This press release contains forward-looking statements regarding the Company's business strategies, business outlook, anticipated new store openings, operating cash flow, financial position, and revenue and earnings expectations. These forward-looking statements are based primarily on the Company's expectations and are subject to a number of risks and uncertainties, some of which are beyond the Company's control. Actual results could differ materially from the forward-looking statements as a result of numerous factors, including those set forth in the Company's Form 10-K and 10-Q Reports as filed with the Securities and Exchange Commission.